Exhibit 10(3)

Form of Performance-Contingent Share Award Grant Notice

[Pfizer Logo}

[PCSA Participant]

RE:      PERFORMANCE-CONTINGENT SHARE AWARD PROGRAM

Dear PCSA Participant:

I am pleased to inform you that you have been selected by the Compensation Committee of the Board of Directors to participate in the Performance-Contingent Share Award program (PCSA program).  Participants in the PCSA program can earn shares of Pfizer stock based on the Company's performance in relation to that of our competitors.

This award letter outlines the terms and conditions governing your participation in the Performance-Contingent Share Award program.  Your PCS Award shall be governed by all of the terms and conditions contained in this award letter and the Pfizer Inc. 2004 Stock Plan (the "Plan"). In the event of a conflict between this award letter and the Plan, the provisions of the Plan shall control for any and all purposes.

Program Objectives

-          The PCSA program is designed to compensate key executives based on the Company's achievement of Corporate performance goals, optimize motivation, pay for performance and promote the retention of key executives.

-          The PCSA program emphasizes long-term compensation value and encourages stock retention among the Company's key executives.

I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Please review the attached documentation carefully.

Chairman of the Board and Chief Executive Officer, or
Chair , Compensation Committee

Terms and Conditions of the Performance-Contingent Share Award Program

Performance-Contingent Share Awards -- Points of Interest

1.          The primary feature of the PCSA program is that the participant receives shares of Pfizer common stock contingent upon corporate performance in relation to the performance of the Pfizer Peer Group companies over a designated period of time.

2.          The measures of corporate performance are total shareholder return (including reinvestment of dividends) and diluted earnings per share (as reported).  Both measures of performance will be evaluated on a beginning point-to-ending point basis over a designated performance period relative to the Peer Group.  If necessary, these measures will be adjusted to reflect stock splits or other similar changes in capitalization which occur during a performance period.

-          Total shareholder return reflects the change in the Pfizer Inc closing stock price as listed on the New York Stock Exchange, plus reinvested dividends, and is expressed as a percent of the initial stock price (i.e., stock price at the beginning of the performance period).

-          Change in diluted earnings per share is based on net income as reported in published financial statements to shareholders.

3.          The normal performance period is five years. Detailed matrices regarding your awards, including the applicable performance formula targets, for these performance periods are shown in Attachment l [This Attachment intentionally omitted].

4.        After the end of each performance period, Pfizer's performance, as well as the performance of each of the Peer Group companies, will be calculated on both measures.  The results are then tabulated to create Pfizer percentile rankings which are used to determine the actual performance-contingent share award.

5.        Any shares awarded will be transferred to you in approximately the first quarter of the year following the last day of a performance period.

6.        Any shares paid under this program will be considered taxable income and subject to tax pursuant to the laws of the country in which you work/live.  For U.S. tax purposes, withholding taxes are due upon delivery of the shares and will be withheld from any payment.  Hypothetical taxes are due for all Global Employees.

7.        Delivery of the shares may be deferred in accordance with the deferral feature of the PCSA Program for participants in certain countries as determined by the Committee. Details of the deferral opportunity will be provided to you prior to the end of each performance period.

8.        If your employment terminates due to your death, disability, or a Change in Control of the Company (as defined under the Pfizer Inc. 2004 Stock Plan) prior to the end of a designated performance period, a prorated number of shares will be payable to you or your estate based on both Pfizer's performance and that of the Peer Group companies as of the December 31st prior to your termination of employment.  The number of shares will be determined by prorating the shares otherwise awardable under the matrix by the number of years and months you have completed during the performance period as a fraction of the full length of the performance period.  These shares will be paid as soon as practicable after the event.

9.        If you are not employed at the end of the performance period due to retirement under one of the Company's retirement plans, an award prorated for the number of years and months you were employed during the performance period may be provided, in the Compensation Committee's sole and absolute discretion, shortly after the completion of the performance period.  Any determination made by the Committee in this regard shall be final and binding on all parties.

10.     If your employment terminates for any other reason not specified in paragraph 8 or 9 above prior to the end of a designated performance period, no shares will be payable to you for that performance period and all outstanding awards shall be cancelled.

11.     The awards under this Plan are not intended to be treated as compensation for any purpose under any other Company plan.

12.     Should your responsibilities within the Company change prior to the completion of a performance period, the associated award matrix may be adjusted to reflect your new level of responsibilities.

13.     As a participant in the PCSA program, you will be subject to the stock ownership guidelines, as a multiple of salary, which have been established by the Compensation Committee of the Board of Directors, as shown below.

	Progressive Guidelines as a Multiple of Salary as of:				Full Guideline
Category	First Year	Second Year	Third Year	Fourth Year	Fifth Year - Full Requirement

PCSA Participant	0.30	0.75	1.35	2.10	3.00
Pfizer Leadership Team Members	0.40	1.00	1.8	2.8	4.00
Employee Directors	0.50	1.25	2.25	3.50	5.00

Stock ownership for the purposes of the guidelines includes the following sources: 1) stock owned directly by you; 2) stock held indirectly by you in the Pfizer Savings Plan; 3) restricted stock awards; and 4) shares earned by you under the Performance-Contingent Share Award program and deferred in accordance with the deferral feature of that program, if available. Your share ownership will be reviewed by the Compensation Committee at the end of each year.